Exhibit 10.2
Novelis – Long-Term Incentive Plan (LTIP) – FY 2009 – FY 2012
Key features of the Scheme:
1.	Title and Administration: The Plan shall be referred to as the Novelis Long-Term Incentive Plan FY 2009 – FY 2012 and is effective June 19, 2008. This Plan shall be administered by the Compensation Committee (the “Committee”) of the Board of Directors of Novelis Inc. provided that the full Board may act at any time as the Committee. The Committee shall have the full power and discretion to administer, construe, and apply the provisions of the Plan and any award. This Plan may be amended or terminated at any time by action of the Committee; provided that no amendment or termination may in any manner adversely affect any outstanding awards granted under the Plan without the consent of the employees holding such awards.

2.	Performance Period: For this scheme, the performance period will be FY 2009, FY 2010, FY 2011 and FY 2012. The exact period of assessment will be April 1, 2008 to March 31, 2012.

3.	Coverage: The coverage of this scheme will be Grade 38 and above. As of now, this means that approximately 173 Managers are entitled for coverage under this Plan. High potential and critical resource employees at Grade 37 and below will participate on an exception basis.

4.	Pay Opportunity: The target pay opportunity for Grades 38 and above will be as follows

Long-Term Incentive Opportunity in
Grade	US$
38	$22,000
39	$31,000
40	$44,000
41	$61,000
42	$83,000
43	$108,000
44	$129,000
45	$171,000
46	$245,000
47	$355,000
48	$500,000
President and COO	$2,231,000

While this will be the target pay opportunity by grade, individual amounts may vary, depending on performance, potential and criticality of role, within the overall budget
5.	Pay Design Summary :
a.	A work team, with representation from Hindaclo HR, Novelis HR and Group HR was constituted to put together a work design for LTIP FY2009-12.

b.	The work team has proposed a design that is based on the price movement of shares of Hindalco Industries Limited (“Hindalco”).

c.	The pay opportunity will be in the form of Stock Appreciation Rights (SAR’s) with the value of one SAR equivalent to one Hindalco share.

d.	The SARs would vest 25% each year for 4 years, subject to performance criteria being fulfilled.

e.	The performance criterion for vesting is actual vs. target performance of Operating EBITDA for Overall Novelis as approved each year.

f.	The threshold would be 75% performance of target each year, at which point 75% of SARs due that year, would vest – there would be straight line vesting up to 100%.

g.	Vested SARs could be exercised at any time during the seven-year life of the plan by the employee.

h.	The value of the SARs is dependent on the share price of Hindalco at the time of exercise

i.	Upon exercise, all payments shall be made in cash (less applicable tax and other withholdings).

j.	Cash payouts will be restricted to a maximum of 2.5 times target if exercised within one year of vesting.

k.	Cash payouts will be restricted to a maximum of 3 times target if exercised after the first year.
6.	Measures to be used for vesting of SAR’s as part of the LTIP: For FY 2009 – FY 2012, the SAR’s will vest subject to the actual versus target Operating EBITDA threshold being met. Operating EBIDTA is defined as follows :
a.	Net Revenues – COGS without depreciation – S&AE – R&D + Realized G/L on Derivatives. A manual documenting how to calculate EBITDA and various adjustments to be made to the measure will be created and agreed upon with Novelis and Hindalco executive management. A Committee comprised of the Novelis President, the Novelis CFO and the Hindalco CFO will consider any situations not addressed in the manual, such as major acquisitions, divestitures and restructuring and will recommend any adjustments to the Vice Chairman Novelis for approval or further consideration by the appropriate authority.

7.	Example of Computation of number of SAR’s for the purpose of Grant: The computation of SAR’s will be as explained in the following example.
a.	Target Dollar Opportunity / (Black-Scholes Value [Indian Equivalent] x current Hindalco share price) = # of Stock Appreciation Rights (SARs)

b.	Example:
i.	Participant is a Grade 44

ii.	Target Opportunity is $129,000

iii.	Assume Black Scholes value is 60%

iv.	Assume Hindalco share price on grant date is 200 Rupees and converts to $5.00 per share (assumes exchange rate of US$1=INR40)

v.	$129,000 / (60% x $5.00) = 43,000 SARs priced at 200 Rupees each

vi.	Subject to vesting rules and cap on payout– participant is entitled to the gain in the market value of Hindalco shares with each SAR representing the opportunity on one Hindalco share
8.	Participation recommendations: For the LTIP FY 2009 – 2012, 157 participants in grades 38 and above have been recommended for a total target opportunity of $11,825,000. Additionally, 47 participants below grade 38 have been recommended for a total target opportunity of $505,000 or less than 5% of the total target opportunity for grades 38 and above.

9.	Other aspects of the plan:
a.	Valuation: The Black Scholes method of valuation will be used. This valuation will be used as an input to arrive at the number of SARs to be granted to employees.

b.	Date of Grant : The SARs are proposed to be granted on the date of approval from the Board i.e. June 19,2008.

c.	An individual will be entitled to participate in the LTIP for FY 2009 – FY 2012 if actively employed no later than June 1, 2008. Employees hired during FY 2009, are proposed to be treated in the following manner :
i.	For those who join between June — September, target opportunity to be 90% of the target amount for the Grade

ii.	For those who join between October — December, target opportunity to be 75% of the target amount for the Grade

iii.	For those who join between January — March, target opportunity to be 50% of the target amount for the Grade
d.	It is not proposed to revise the LTIP Opportunity for existing employees in the event of a grade change during the year, except in case of employees who had not been covered under the plan earlier and then move to a role that is Grade 38 or above during the course of the year.

e.	In the event of separation on account of resignation initiated by the employee, any unvested SAR’s will lapse and vested SAR’s have to be exercised within 90 days.

f.	In the event of retirement, more than one grant from grant date, SAR’s will continue to vest and must be exercised no later than the 3rd anniversary following retirement.

g.	In the event of death or disability, there will be immediate vesting of all SAR’s with one year to exercise.

h.	Upon change in control being triggered, there would be immediate vesting and cashout of all SAR’s.

i.	The Committee shall make such adjustments in (a) the number of SAR’s covered by outstanding awards granted hereunder, and (b) prices per SAR applicable to outstanding SARs, as the Committee determines to be equitable in order to prevent dilution or enlargement of the rights of employees that otherwise would result from any stock dividend, stock split, rights issue, combination or exchange of shares, reorganization, partial or complete liquidation or other distribution of assets (other than a normal cash dividend), recapitalization or other change in the capital structure of Novelis, or other corporate transaction or event having an effect similar to any of the foregoing.